Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-152394,

333-152394-01 through 333-152394-08

and 333-152394-10 through 333-152394-12

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 21, 2010)

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

$400,000,000 8.5% Senior Fixed Rate Notes due April 1, 2015

$400,000,000 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015

$300,000,000 9.75% Senior Subordinated Notes due April 1, 2017

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2011. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated April 21, 2010, with respect to the 8.5% Senior Fixed Rate Notes due April 1, 2015, 8.875%/9.625% Senior PIK-Election Notes due April 1, 2015 and 9.75% Senior Subordinated Notes due April 1, 2017, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 10 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated, at prices related to prevailing market prices at the time of sale or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any of the proceeds of such sales.

GOLDMAN, SACHS & CO.

February 28, 2011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported) – February 28, 2011

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

HAWKER BEECHCRAFT NOTES COMPANY

(Exact name of registrant as specified in its charter)

Delaware	333-147828	71-1018770
Delaware	333-147828-08	20-8650498
(States or other jurisdictions of incorporation or organization)	(Commission File Numbers)	(I.R.S. Employer Identification Numbers)

10511 East Central, Wichita, Kansas 67206

(Address of principal executive offices) (Zip code)

(316-676-7111)

(Registrant’s telephone number, including area code)

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, Hawker Beechcraft Acquisition Company, LLC and Hawker Beechcraft Notes Company (collectively, “the Company”) announced that Mr. Thomas Patrick Kelly, age 53, will serve as the Company’s interim principal financial officer, effective immediately. Mr. Kelly is the owner of Interim Executive Services, LLC (“IES”). The Company has entered into a consulting agreement with IES for the services to be performed by Mr. Kelly. The Company will pay a monthly fee of $45,000 for such services, and will cover reasonable travel and travel-related expenses. From January 2010 to April 2010, Mr. Kelly served as the interim Chief Executive Officer for Express Jet Airlines, a $750 million regional airline that operated 244 jets. Prior to that, he served as Chief Financial Officer of Vignette Corporation from July 2006 to July 2009. In addition, during the past five years, Mr. Kelly was the Director of Global Facility Planning of Dell from January 2005 to June 2006, the Chief Financial Officer of Trilogy Software from 1998 to 2004, the Chief Financial Officer of Sabre Holdings from 1995 to 1998, and was the Vice President, Financial Planning and Analysis of American Airlines from 1993 to 1995. None of Mr. Kelly’s experience prior to February 28, 2011 was with a parent, subsidiary or other affiliate of the Company.

Item 9.01. Financial Statements and Exhibits

The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release dated February 28, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAWKER BEECHCRAFT ACQUISITION COMPANY, LLC

By Hawker Beechcraft, Inc., its Sole Member

/s/ ALEXANDER L. W. SNYDER
Alexander L. W. Snyder, Vice President, General Counsel and Secretary
HAWKER BEECHCRAFT NOTES COMPANY

/s/ ALEXANDER L. W. SNYDER
Alexander L. W. Snyder, Vice President, General Counsel and Secretary

Dated: February 28, 2011

Exhibit 99.1

News Release

Media contact:

Nicole Alexander

+1.316.676.3212

Nicole_Alexander@hawkerbeechcraft.com

www.hawkerbeechcraft.com

Hawker Beechcraft Appoints Patrick Kelly as Interim Chief Financial Officer

WICHITA, Kan. (Feb. 28, 2011) – Hawker Beechcraft Acquisition Company, LLC (HBAC) today announced the appointment of Patrick Kelly as interim Chief Financial Officer (CFO) and Principal Financial Officer. Kelly has a proven track record as a global senior financial and operating executive with experience that includes publicly traded and privately held companies in the airline, travel and technology industries. His experience includes board memberships on audit, governance and executive committees.

Most recently, Kelly served as interim CEO for Express Jet Airlines in Houston – a $750 million regional airline with 244 jets serving 151 destinations. Prior to that, he was CFO for Vignette Corporation in Austin, Texas. He also has held leadership roles with Dell, Trilogy Software, Sabre Holdings and American Airlines.

Kelly earned a bachelor’s degree in computer science from the University of Virginia School of Engineering in Charlottesville and a master’s degree in finance from Carnegie Mellon University in Pittsburgh, Pa.

Hawker Beechcraft Corporation is a world-leading manufacturer of business, special mission and trainer aircraft – designing, marketing and supporting aviation products and services for businesses, governments and individuals worldwide. The company’s headquarters and major facilities are located in Wichita, Kan., with operations in Salina, Kan.; Little Rock, Ark.; Chester, England, U.K.; and Chihuahua, Mexico. The company leads the industry with a global network of more than 100 factory-owned and authorized service centers. For more information, visit www.hawkerbeechcraft.com.

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Hawker Beechcraft Appoints Patrick Kelly as Interim Chief Financial Officer – Page 2

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This release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results may differ significantly from those envisaged by our forward-looking statements. Among the factors that could cause actual results to differ materially from those described or implied in the forward-looking statements are general business and economic conditions, production delays resulting from lack of regulatory certifications and other factors, competition in our existing and future markets, lack of market acceptance of our products and services, the substantial leverage and debt service resulting from our indebtedness, loss or retirement of key executives and other risks disclosed in our filings with the Securities and Exchange Commission.